PROSPECTUS SUPPLEMENT (To Prospectus dated April 11, 2012)	Filed pursuant to Rule 424(b)(5) Registration No. 333-180316

2,400,000 Shares

Common Stock

Unitil Corporation is offering 2,400,000 shares of its common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.” The last reported sale price of our common stock on May 10, 2012 was $25.60 per share.

Investing in our common stock involves risks that are described in the section entitled Risk Factors beginning on page S-7 of this prospectus supplement and on page 5 of the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$25.2500	$60,600,000
Underwriting discount	$1.2625	$3,030,000
Proceeds, before expenses, to Unitil Corporation	$23.9875	$57,570,000

The underwriters may also purchase up to an additional 360,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

The shares of common stock will be ready for delivery on or about May 16, 2012.

Book-Running Manager

RBC CAPITAL MARKETS

Senior Co-Managers
BAIRD	JANNEY MONTGOMERY SCOTT

Co-Manager
BREAN MURRAY, CARRET & CO.

May 10, 2012

Unitil

energy for life.

ME
Augusta
Montpelier
VT
NH
Concord
Portland
Portsmouth
Hampton
Atlantic Ocean
Fitchburg
Boston
MA

OUR SERVICE AREAS: Electric | Gas | Electric / Gas | Granite State Pipeline | Office

Prospectus Supplement

PROSPECTUS SUMMARY	S-1
RISK FACTORS	S-7
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS	S-8
USE OF PROCEEDS	S-10
CAPITALIZATION	S-11

PRICE RANGE OF COMMON STOCK AND DIVIDENDS	S-12
UNDERWRITING	S-13
LEGAL MATTERS	S-15
EXPERTS	S-16
WHERE YOU CAN FIND MORE INFORMATION	S-17

Accompanying Prospectus

ABOUT THIS PROSPECTUS	1
WHERE YOU CAN FIND MORE INFORMATION	1
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION	2
OUR COMPANY	4

RISK FACTORS	5
USE OF PROCEEDS	5
DESCRIPTION OF COMMON STOCK	6
PLAN OF DISTRIBUTION	8
LEGAL MATTERS	9
EXPERTS	9

We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (i) this prospectus supplement, which describes the specific details regarding this offering; and (ii) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the shares and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

In this prospectus supplement, the “company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and may not contain all of the information that may be important to you. You should read the following summary together with the more detailed information regarding our company, our common stock and the financial statements and notes to those statements included in this prospectus or incorporated by reference in this prospectus by reference to our other filings with the Securities and Exchange Commission (the “SEC”). We urge you to read this entire prospectus and the documents incorporated by reference herein carefully, especially the risks of investing in our common stock, which are discussed in the section entitled Risk Factors in this prospectus, before making an investment decision.

Who We Are

We are a public utility holding company whose principal business is the local distribution of electricity and natural gas throughout our service areas in the states of New Hampshire, Massachusetts and Maine. We are subject to comprehensive regulation by federal and state utility regulatory authorities. We are the parent company of three distribution utilities:

(i)	Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord, New Hampshire;

(ii)	Fitchburg Gas and Electric Light Company, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and

(iii)	Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire, and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England.

Together, our distribution utilities serve approximately 101,400 electric customers and 71,900 natural gas customers in their service areas.

In addition, we are the parent company of Granite State Gas Transmission, Inc., an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities, Inc. and third party gas marketers in New Hampshire and Maine.

We do not own or operate electric generating facilities, and we recover the approved cost of purchased electricity and natural gas from our customers in rates on a fully reconciling basis. As a result of this reconciling rate structure, our regulated utility earnings are not affected by changes in the cost of purchased electricity and natural gas. Rather, our regulated utility earnings are primarily derived from the return on investment we earn on our utility assets, which are dedicated to the delivery (i.e., distribution and transmission) of electricity and natural gas to customers. Substantially all of our revenue and earnings are derived from our regulated utility operations.

Our non-regulated operations are conducted through Usource L.L.C. (“Usource”). Usource provides energy brokering and advisory services to large commercial and industrial customers primarily in the northeastern United States. As an energy broker and advisor, Usource helps business clients manage and reduce electricity and natural gas costs using a proprietary energy trading platform. Usource does not take title to the energy but solicits energy bids from qualified competitive energy suppliers on behalf of its clients. Usource’s fees for its services are paid by the transacting supplier, typically over the term of the energy contract.

Our total operating revenue was $352.8 million for the twelve months ended December 31, 2011 and $114.2 million for the three months ended March 31, 2012. Earnings applicable to common shareholders for the twelve months ended December 31, 2011 were $16.3 million and for the three months ended March 31, 2012 were $9.0 million. We had total assets of $783.2 million at March 31, 2012, including an investment in net utility plant of $512.2 million.

Business Strategy

Our principal business is the local distribution of electricity and natural gas throughout our service areas in New England. Our mission is to provide Energy for Life—safely, reliably, cost-effectively and responsibly—to a growing number of customers with a high-performing workforce. To achieve this mission, we rely on four principal strategies:

Customer Service. We strive to provide exceptional customer service by strengthening our interaction and communication with our customers. We invest in information technology systems and employee training to enhance our customers’ experience of doing business with us. We also seek to uphold our public image among our customers and other key constituents by proactively committing to be a business in good standing in the communities we serve.

Operations. We are committed to providing safe and reliable delivery of natural gas and electricity to our customers and to ensuring that plans, procedures and alternatives are in place to respond to and recover from natural disasters and unintended business disruptions. We seek to optimize our operational performance and investment strategy to achieve desired service levels for our customers while minimizing the life-cycle cost of utility assets and achieving a fair return on investment.

Regulation. We manage the complex and evolving regulatory environment with the goal of achieving authorized returns on a growing level of utility investments and the full recovery of our cost to serve. We also seek to maintain strong working relationships with our regulators and stay actively engaged in policy formation and the regulatory processes.

Growth. We seek to continue to expand our distribution business by adding new customers and making investments in our electric and natural gas delivery systems. We strive to maximize opportunities for the growth of our existing utility operations and plan to continue to consider strategic acquisitions to complement our organic growth. We also strive to grow our non-regulated business, Usource, by continuing to increase brokering and advisory services to new and existing customers.

Our Key Strengths

We believe our key strengths have enabled us to successfully meet our obligations to customers, grow our business profitably and create shareholder value. These strengths include:

Regulated Local Distribution Utility Business Model. Our principal business is the local distribution of electricity and natural gas to residential and commercial and industrial customers throughout our service areas. Our earnings are principally derived from the rate-of-return on our distribution utility rate base and regulatory assets. In the last twelve months, we completed base rate case proceedings across all of our utility operating companies. Collectively, the results of these rate cases represented an approximate $32 million, or 30%, initial increase to our annual base revenues. In addition to the initial base rate relief, we also have put in place some decoupling mechanisms and some longer term capital cost recovery trackers providing annual rate step adjustments to earn a rate-of-return on future additions to utility rate base without the need to file full rate cases. We also plan to make additional equity capital contributions in our utility companies to finance a growing level of utility rate base upon which we earn a rate-of-return.

Growing Service Areas and Customer Base. Our operations are located in the southeastern seacoast and state capital regions of New Hampshire, the greater Fitchburg area of north central Massachusetts, and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England. These service areas provide a diverse and growing customer base. In 2011, we achieved growth in natural gas sales by connecting new residential and commercial and industrial customers to our system and converting existing customers from alternate fuels (such as propane and heating oil) to natural gas. We added several large energy users, including healthcare, educational and manufacturing facilities located throughout our service areas. On a weather-normalized basis, total therm sales of natural gas increased 7% in 2011 compared to 2010. The increase in gas therm sales reflects new customer additions across residential and commercial and industrial customer groups during 2011.

Diversified Natural Gas and Electric Sales. In 2011, our sales margin was split about evenly between electricity and natural gas sales margins. Our customers are a diversified mix of residential and commercial and industrial customers, with no single customer representing more than 5% of our total sales. In 2011, 48% of our total utility operating revenue was from residential customers, while 52% was from commercial and industrial customers. Our sales to our largest commercial and industrial customers are not concentrated in one industry segment but vary from government facilities to large retail outlets, colleges and hospitals and a broad range of industrial companies that reflect the diverse nature of the communities that we serve.

Historic Dividend Stability. Since our incorporation in 1984, we have continuously paid quarterly dividends and we have never reduced our dividend rate, while still increasing our investment in our utility rate base. We expect to maintain our current dividend policy while providing for future growth of earnings available to shareholders.

Experienced Management Team. Our senior management team is highly experienced in the utility industry. Our Chairman and Chief Executive Officer, Robert Schoenberger, has 34 years of industry experience. In addition, our senior management team as a whole averages approximately 24 years of experience in the industry and 17 years of experience with us.

*  *  *

Our principal executive office is located at 6 Liberty Lane West, Hampton, New Hampshire 03842-1720 and our telephone number is (603) 772-0775.

Summary Historical Consolidated Financial Information

The following table contains summary historical consolidated financial information, including per share information, for each of the periods, or as of the dates, indicated.

The summary historical consolidated financial information should be read in conjunction with our audited financial statements and the related notes, our unaudited interim financial statements and the related notes and the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the year ended December 31, 2011 and our Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference into this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement. Our financial results for the three months ended March 31, 2012 are not necessarily indicative of the results that may be expected for an entire year.

Sales of natural gas and the related results of operations can be significantly affected by seasonal weather conditions. Annual revenues are substantially realized during the heating season as a result of higher sales of natural gas due to cold weather. Accordingly, our operating results historically are most favorable in the first and fourth calendar quarters. Fluctuations in seasonal weather conditions between years may have a significant effect on our results of operations and cash flows.

Sales of electricity are generally less sensitive to weather than natural gas sales, but may also be affected by weather conditions in both the winter and summer seasons.

The summary historical consolidated financial information as of December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, was derived from our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2011, which statements, as of such dates and for such periods, were audited by McGladrey & Pullen, LLP and which statements are incorporated by reference in this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement.

The summary historical consolidated financial information for the period ended December 31, 2009 was derived from our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended December 31, 2011, which statements for such period were audited by Caturano and Company, P.C. (whose name has since been changed to Caturano & Company, Inc.) and which statements are incorporated by reference in this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement.

Effective July 20, 2010, McGladrey & Pullen, LLP acquired certain assets of Caturano and Company, Inc., and substantially all of the officers and employees of Caturano and Company, Inc. joined McGladrey & Pullen, LLP.

The summary historical consolidated financial information as of and for the three months ended March 31, 2012 and 2011 was derived from our unaudited consolidated financial statements as filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which statements are incorporated by reference in this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement.

	(unaudited) For the Three Months Ended March 31,		For the Year Ended December 31,
	2012	2011	2011	2010	2009
(in millions except shares and per share data)
Condensed Financial Data:
Gas Revenues	$64.2	$65.9	$159.2	$150.1	$152.8
Purchased Gas	36.9	41.1	91.3	93.3	98.3

Gas Sales Margin	27.3	24.8	67.9	56.8	54.5

Electric Revenues	48.7	48.2	188.1	203.7	209.9
Purchased Electricity	32.6	32.1	120.5	143.7	154.7

Electric Sales Margin	16.1	16.1	67.6	60.0	55.2

Usource Sales	1.3	1.3	5.5	4.6	4.3

Total Sales Margin	44.7	42.2	141.0	121.4	114.0

Operation & Maintenance Expenses	13.4	12.2	51.5	48.8	44.7
Local Property and Other Taxes	3.7	3.3	13.0	11.2	10.4
Depreciation, Amortization, Federal and State Income Taxes & Other	13.7	13.4	39.8	33.8	33.2
Interest Expense, Net	4.9	4.6	20.4	18.1	15.8

Earnings Applicable to Common Shareholders	$9.0	$8.7	$16.3	$9.5	$9.9

Earnings Per Common Share Data:
Earnings Per Average Share	$0.83	$0.81	$1.50	$0.88	$1.03

Common Stock Data:
Shares of Common Stock – (Diluted Weighted Average Outstanding, 000’s)	10,921	10,861	10,883	10,824	9,647
Dividends Declared Per Share (1)	$0.69	$0.69	$1.38	$1.38	$1.38
Book Value Per Share (Period-End)	$17.62	$17.44	$17.50	$17.35	$17.83

	(unaudited) As of March 31,		As of December 31,
	2012	2011	2011	2010
(millions)
Consolidated Balance Sheet Data:
Net Utility Plant	$512.2	$476.0	$510.7	$476.5
Total Assets	$783.2	$736.7	$800.2	$759.6
Capitalization:
Common Stock	$193.6	$190.5	$191.7	$189.0
Preferred Stock	2.0	2.0	2.0	2.0
Long-Term Debt, less Current Portion	287.7	288.2	287.8	288.3

Total Capitalization	$483.3	$480.7	$481.5	$479.3

Current Portion of Long-Term Debt	$0.5	$0.5	$0.5	$0.5
Short-Term Debt	$77.6	$50.6	$87.9	$66.8

(1)	The company declared two quarterly dividends on its common stock in each of the first quarters of 2011 and 2012; one which was paid in the first quarter of each of 2011 and 2012 and the other which is payable in the second quarter of each of 2011 and 2012. The company typically declares quarterly dividends twice in the first quarter, once in the second quarter and once in the third quarter.

The Offering

Common stock offered by us	2,400,000 shares (2,760,000 shares if the underwriters exercise their over-allotment option in full).

Common stock outstanding after this offering	13,390,764 shares (13,750,764 shares if the underwriters exercise their over-allotment option in full).

Use of proceeds	We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their over-allotment option) to make equity capital contributions to our regulated utility subsidiaries, to repay short-term debt and for general corporate purposes. See the section entitled Use of Proceeds in this prospectus supplement.

Current annual dividend	$1.38 per share. Since our incorporation in 1984, we have continuously paid quarterly dividends and we have never reduced our dividend rate. We expect to maintain our current dividend policy. See the section entitled Price Range of Common Stock and Dividends in this prospectus supplement.

Risk factors	An investment in our common stock involves risk. Please see the section entitled Risk Factors in this prospectus supplement, as well as the risk factors identified in our Annual Report on Form 10-K for the year ended December 31, 2011 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, which are incorporated by reference into this prospectus supplement.

Stock exchange symbol	Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

The number of shares of our common stock shown above to be outstanding after this offering is based on the number of shares outstanding as of May 9, 2012, and excludes 196,392 shares reserved for issuance pursuant to our Dividend Reinvestment Plan, our Tax Deferred Savings and Investment Plan and our Second Amended and Restated 2003 Stock Plan.

Unless we indicate otherwise, the share information in this prospectus supplement assumes that the underwriters’ option to cover over-allotments is not exercised. See the section entitled Underwriting in this prospectus supplement.

RISK FACTORS

Before making an investment in shares of our common stock, you should carefully consider the risks described below and the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have identified a number of these risks in (i) our Annual Report on Form 10-K for the year ended December 31, 2011 (including in the section entitled Risk Factors in Part I, Item 1A therein) and (ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement. See the section entitled Where You Can Find More Information in this prospectus supplement. In addition, you should carefully consider the risks and uncertainties listed under the section entitled Cautionary Statement about Forward-Looking Statements in this prospectus supplement.

Risks Relating to Our Business

For a description of risks relating to our business, please see our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, each of which is incorporated by reference into this prospectus supplement.

Risks Relating to this Offering

Our stock price may decline when our results decline or when events occur that are adverse to us or our industry. You can expect the market price of our common stock to decline when our results decline or at any time when events actually or potentially adverse to us or the natural gas and electric industry occur. Our common stock price may decline to a price below the price you paid to purchase your shares of common stock in this offering.

Substantial sales of our common stock could cause our stock price to decline. If we or our existing shareholders sell a large number of shares of our common stock or the public market perceives that we or our existing shareholders might sell shares of our common stock, the market price of our common stock could significantly decline. All of the shares offered by this prospectus supplement will be freely tradable without restriction or further registration under the federal securities laws unless purchased by an “affiliate,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). The outstanding shares subject to lock-up agreements between each of our directors and our executive officers and the underwriters may be sold 90 days after the date of this prospectus supplement, except as noted in the section entitled Underwriting in this prospectus supplement. Significant shareholders who are neither directors nor executive officers are not subject to lock-up agreements.

The proposed sale and issuance of common stock will reduce the proportionate share of the holdings of our current shareholders. As of May 9, 2012, we had 10,990,764 shares of common stock outstanding. If the proposed sale and issuance of common stock is consummated, we will have approximately 13,390,764 shares of common stock outstanding (13,750,764 shares if the underwriters exercise their over-allotment option in full). As a result, our current shareholders’ proportionate holding in us would be reduced by approximately 17.9% (20.1% if the underwriters exercise their over-allotment option in full).

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents we incorporate by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference herein, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our or our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those described in the section entitled Risk Factors in this prospectus supplement and the following:

•

our regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters), which could affect the rates we are able to charge, our authorized rate of return, our cost of service and our ability to recover costs in our rates;

•	fluctuations in the supply of, demand for, and the prices of energy commodities and transmission capacity and our ability to recover energy commodity costs in our rates;

•	customers’ preferred energy sources;

•	severe storms and our ability to recover storm costs in our rates;

•	our stranded electric generation and generation-related supply costs and our ability to recover stranded costs in our rates;

•

declines in the valuation of capital markets, which could require us to make substantial cash contributions to cover our pension obligations, and our ability to recover pension obligation costs in our rates;

•

general economic conditions, which could adversely affect (i) our customers and, consequently, the demand for our distribution services, (ii) the availability of credit and liquidity resources and (iii) certain of our counterparty’s obligations (including those of our insurers and lenders);

•	our ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase our interest expense;

•	restrictive covenants contained in the terms of our and our subsidiaries’ indebtedness, which restrict certain aspects of our business operations;

•	variations in weather, which could decrease demand for our distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt our electric and natural gas distribution services;

•	numerous hazards and operating risks relating to our electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•	catastrophic events;

•	our ability to retain our existing customers and attract new customers;

•	our energy brokering customers’ performance and energy used under multi-year energy brokering contracts; and

•	increased competition.

Many of these risks are beyond our control. You should assume that the information appearing in this prospectus supplement and the documents incorporated by reference herein is accurate only as of their respective dates. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $57.0 million, after deducting the underwriting discount and our estimated offering expenses, based on the public offering price of $25.25 per share. If the underwriters exercise their over-allotment option in full, we will receive approximately $8.6 million of additional proceeds, based on the public offering price.

We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their over-allotment option) to make equity capital contributions to our regulated utility subsidiaries, to repay short-term debt and for general corporate purposes.

CAPITALIZATION

The table below shows our capitalization as of March 31, 2012:

•	on an actual consolidated basis; and

•

on an as adjusted basis to give effect to the receipt of the estimated net proceeds of $57.0 million from the issuance of 2,400,000 shares of common stock in this offering at the public offering price of $25.25 per share and the application of the estimated net proceeds from this offering. See the section entitled Use of Proceeds in this prospectus supplement.

You should read this table in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	(unaudited) As of March 31, 2012
	Actual	Adjustments for this Offering	As Adjusted
(in millions)
Common Stock Equity	$193.6	$57.0	$250.6
Preferred Stock	2.0	—	2.0
Long-Term Debt, Less Current Portion	287.7	—	287.7
Current Portion of Long-Term Debt	0.5	—	0.5
Short-Term Debt	77.6	(57.0)	20.6

Total Capitalization, Including Short-Term Debt	$561.4	$—	$561.4

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

As of May 9, 2012, there were 1,567 shareholders of record.

The following table sets forth the range of high and low intra-day market prices per share of our common stock and the dividends paid per share for the periods indicated. The closing price of our common stock was $25.60 on May 10, 2012. Past performance is not necessarily indicative of future price performance. You should obtain current market quotations for shares of our common stock.

	Price Range
	High	Low	Dividends Per Share
2009
First Quarter	$20.75	$17.50	$0.345
Second Quarter	22.83	18.76	0.345
Third Quarter	23.26	20.19	0.345
Fourth Quarter	23.67	19.31	0.345

2010
First Quarter	$24.40	$20.46	$0.345
Second Quarter	24.36	19.28	0.345
Third Quarter	22.99	20.55	0.345
Fourth Quarter	23.49	21.22	0.345

2011
First Quarter	$23.94	$21.84	$0.345
Second Quarter	26.82	23.12	0.345
Third Quarter	26.82	24.53	0.345
Fourth Quarter	28.60	24.58	0.345

2012
First Quarter	$29.00	$26.25	$0.345
Second Quarter (through May 9, 2012)	$27.40	$25.65	n/a

On March 22, 2012, our Board of Directors declared a dividend in the amount of $0.345 per common share, which is payable on May 15, 2012 to common shareholders of record on May 1, 2012.

Our current annual dividend is $1.38 per share of common stock, payable quarterly. However, our Board of Directors reviews our dividend policy periodically and we cannot assure you of the amount of dividends, if any, that may be paid in the future.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May 10, 2012, we have agreed to sell to the underwriters named below, for whom RBC Capital Markets, LLC is acting as representative (the “Representative”), the following respective numbers of shares of common stock:

Underwriter	Number of Shares
RBC Capital Markets, LLC	1,080,000
Robert W. Baird & Co. Incorporated	552,000
Janney Montgomery Scott LLC	552,000
Brean Murray, Carret & Co., LLC	216,000

Total	2,400,000

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Option to Purchase Additional Common Units

We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 360,000 additional shares at the offering price less the underwriting discounts. The option may be exercised only to cover any over-allotments of common stock.

Underwriting Discounts and Expenses

The underwriters propose to offer the shares of common stock directly to the public at the offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.7575 per share. After the offering, the Representative may change the offering price and concession and discount to broker/dealers. The underwriters and selling group members may allow a discount of $0.2525 per share on sales to other broker/dealers. All compensation received by the underwriters in connection with this offering will not exceed 8% of the gross offering proceeds.

The following table summarizes the compensation we will pay:

	No Exercise	Full Exercise

Per Unit	$1.2625	$1.2625
Total	$3,030,000	$3,484,500

The expenses of the offering that are payable by us are estimated to be $544,460 (exclusive of underwriting discounts).

Lock-Up Agreements

We have agreed that we will not offer, sell, sell short, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement or amendment to a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Representative for a period of 90 days after the date of this prospectus supplement, except (i) issuances pursuant to the exercise of options outstanding on the date hereof, (ii) grants of stock options and restricted stock and other securities issuances pursuant to the terms of a plan in effect on the date hereof, (iii) issuances pursuant to the exercise of such options, (iv) issuances pursuant to our 401(k) plan, (v) the filing of registration statements on Form S-8 and amendments thereto in connection with those securities and plans, (vi) grants of common stock as employee length of service awards, (vii) grants of common stock or restricted stock units to members of our Board of Directors as a portion of their compensation for service on the Board of Directors, and (viii) issuances pursuant to dividend reinvestment plans and the filing of registration statements and amendments related thereto in connection with the sale and issuance of securities under such plans.

Our executive officers and directors have agreed that they will not offer, sell, sell short, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representative for a period of 90 days after the date of this prospectus supplement, provided, however, that the foregoing shall not apply to any transfer that is a bona fide gift or any transfer to a trust for the benefit of the officer or director or an immediate family member, provided the transferee agrees to be bound in writing by the terms of the agreement.

The 90-day restricted period described in the preceding paragraphs will be automatically extended if: (i) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 90-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the Representative, on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares of common stock made in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of common stock available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. Transactions to close out the covered syndicate short position involve either purchases of common stock in the open market after the distribution has been completed or the exercise of the option to purchase additional shares. The underwriters may also make “naked” short sales of common stock in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common stock in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Representative repurchases shares of common stock originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Conflicts of Interest

In the ordinary course of business, certain of the underwriters and their affiliates have provided and may in the future provide financial advisory, investment banking and general financing and banking services for us and our affiliates for customary fees.

We intend to use the net proceeds from this offering (including the proceeds from any exercise by the underwriters of their over-allotment option) to make equity capital contributions to our regulated utility subsidiaries, to repay short-term debt and for general corporate purposes.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. The shares will be allocated to underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase shares. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

LEGAL MATTERS

The validity of the shares of the common stock to be sold in this offering will be passed upon for us by Gary Epler, our Chief Regulatory Counsel. As of May 9, 2012, Mr. Epler beneficially owned approximately 5,649 shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Unitil Corporation as of December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Unitil Corporation for the year ended December 31, 2009 included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.), independent registered public accountants, as of February 10, 2010 and during the period covered by such consolidated financial statements, given on the authority of said firm as experts in auditing and accounting.

Effective July 20, 2010, McGladrey & Pullen, LLP acquired certain assets of Caturano and Company, Inc., and substantially all of the officers and employees of Caturano and Company, Inc. joined McGladrey & Pullen, LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

This prospectus supplement is part of a registration statement that we filed with the SEC on Form S-3. This prospectus supplement does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information in this prospectus supplement. We incorporate by reference the documents listed below into this prospectus supplement, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those “furnished” pursuant to Item 2.02 or Item 7.01 in any Current Report on Form 8-K or other information deemed to have been “furnished” rather than filed in accordance with the SEC’s rules), until the offering described in this prospectus supplement is terminated. The documents we incorporate by reference include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Current Reports on Form 8-K filed with the SEC on April 2, 2012 and April 24, 2012; and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed with the SEC on August 13, 2008.

You may request a copy of any of these documents at no cost (other than an exhibit to the filing unless we have specifically incorporated that exhibit by reference into the filing), by writing or telephoning us at the following address:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

http://www.unitil.com

If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

PROSPECTUS	Registration No. 333-180316

$100,000,000

Common Stock

By this prospectus, Unitil Corporation may offer from time to time, in one or more offerings, up to $100,000,000 of its common stock.

We will provide the specific terms of any offering in supplements to this prospectus. We can only use this prospectus to offer and sell our common stock by also including a prospectus supplement relating to that offer and sale.

We may sell the common stock directly to you, through agents that we select or through underwriters and dealers that we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

Investing in our common stock involves risks. Please see the section entitled Risk Factors beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 11, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the common stock described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the common stock that we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled Where You Can Find More Information.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us or any underwriter, agent, or dealer. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

The information in this prospectus is accurate as of its date. Therefore, before you invest in our common stock, you should carefully read this prospectus and any prospectus supplement relating to the common stock offered to you together with the additional information described in the section entitled Where You Can Find More Information.

In this prospectus, the “company,” “Unitil,” “we,” “us,” and “our” refer to Unitil Corporation and its subsidiaries, unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

This prospectus is part of a registration statement that we filed with the SEC on Form S-3. This prospectus does not contain all of the information set forth in the registration statement and its exhibits, portions of which have been omitted as permitted by the rules and regulations of the SEC. You may refer to the registration statement and the exhibits for more information about the securities and us. You may inspect the registration statement and exhibits without charge at the SEC’s Public Reference Room or at the SEC’s website.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete. In addition, any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. The documents we incorporate by reference include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Current Report on Form 8-K filed on April 2, 2012; and

•	the description of our common stock, no par value, contained in the registration statement on Form 8-A/A filed on August 13, 2008.

You may request a copy of any of these documents at no cost (other than an exhibit to the filing unless we have specifically incorporated that exhibit by reference into the filing) by writing or telephoning us at the following address:

Shareholder Relations

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842-1720

Telephone (800) 999-6501

http://www.unitil.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING INFORMATION

This prospectus and the documents we incorporate by reference into this prospectus contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included or incorporated by reference into this prospectus, including, without limitation, statements regarding the financial position, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These statements include declarations regarding our or our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. These forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include those referred to in the section entitled Risk Factors and the following:

•

our regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters), which could affect the rates we are able to charge, our authorized rate of return and our ability to recover costs in our rates;

•	fluctuations in the supply of, demand for, and the prices of energy commodities and transmission capacity and our ability to recover energy commodity costs in our rates;

•	customers’ preferred energy sources;

•	severe storms and our ability to recover storm costs in our rates;

•	our stranded electric generation and generation-related supply costs and our ability to recover stranded costs in our rates;

•

declines in the valuation of capital markets, which could require us to make substantial cash contributions to cover our pension obligations, and our ability to recover pension obligation costs in our rates;

•

general economic conditions, which could adversely affect (i) our customers and, consequently, the demand for our distribution services, (ii) the availability of credit and liquidity resources and (iii) certain of our counterparties’ obligations (including those of our insurers and lenders);

•	our ability to obtain debt or equity financing on acceptable terms;

•	increases in interest rates, which could increase our interest expense;

•	restrictive covenants contained in the terms of our and our subsidiaries’ indebtedness, which restrict certain aspects of our business operations;

•	variations in weather, which could decrease demand for our distribution services;

•	long-term global climate change, which could adversely affect customer demand or cause extreme weather events that could disrupt our electric and natural gas distribution services;

•	numerous hazards and operating risks relating to our electric and natural gas distribution activities, which could result in accidents and other operating risks and costs;

•	catastrophic events;

•	our ability to retain our existing customers and attract new customers;

•	our energy brokering customers’ performance under multi-year energy brokering contracts; and

•	increased competition.

Many of these risks are beyond our control. You should assume that the information appearing in this prospectus and the documents incorporated by reference herein is accurate only as of their respective dates. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

OUR COMPANY

We are a public utility holding company whose principal business is the local distribution of electricity and natural gas throughout our service areas in the states of New Hampshire, Massachusetts and Maine. We are subject to comprehensive regulation by federal and state utility regulatory authorities. We are the parent company of three distribution utilities:

(i)	Unitil Energy Systems, Inc., which provides electric service in the southeastern seacoast and state capital regions of New Hampshire, including the capital city of Concord, New Hampshire;

(ii)	Fitchburg Gas and Electric Light Company, which provides both electric and natural gas service in the greater Fitchburg area of north central Massachusetts; and

(iii)	Northern Utilities, Inc., which provides natural gas service in southeastern New Hampshire, and portions of southern and central Maine, including the city of Portland, which is the largest city in northern New England.

In addition, we are the parent company of Granite State Gas Transmission, Inc., an interstate natural gas transmission pipeline company that provides interstate natural gas pipeline access and transportation services to Northern Utilities, Inc. and third party gas marketers in New Hampshire and Maine.

Our non-regulated operations are conducted through Usource L.L.C. (“Usource”). Usource provides competitive energy brokering and advisory services to a national client base of large commercial and industrial customers.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described in our filings with the SEC referred to in the section entitled Where You Can Find More Information and in the section entitled Cautionary Statement About Forward-Looking Information, as well as those included in any prospectus supplement hereto. For example, our Annual Report on Form 10-K for the year ended December 31, 2011 contains a discussion of significant risks in the section entitled Risk Factors, which could be relevant to your investment in our common stock. Subsequent filings with the SEC may contain amended and updated discussions of significant risks.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we intend to use the net proceeds that we receive from the sale of the common stock covered by this prospectus for general corporate purposes, including capital contributions to our utility subsidiaries, repayment of debt, acquisitions, capital expenditures and working capital.

The actual application of proceeds that we receive from the sale of any particular offering of common stock using this prospectus will be described in the applicable prospectus supplement relating to such offering.

DESCRIPTION OF COMMON STOCK

The following description of our common stock summarizes general terms that apply to our common stock. Because this is only a summary, it does not contain all of the information that may be important to you. This summary is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, and Amended and Restated By-Laws. See the section entitled Where You Can Find More Information.

Authorized and Outstanding Shares

Our authorized capital stock consists of 25,000,000 shares of common stock, no par value. As of April 5, 2012, 10,989,389 shares of Unitil Corporation’s common stock were issued and outstanding. Unitil Corporation is not authorized to issue any shares of preferred stock. All of the common stock outstanding is fully paid and nonassessable.

Dividend Rights

Holders of our common stock are entitled to those dividends as may be declared from time to time by our Board of Directors. We may pay dividends on our common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

Each holder of our common stock is entitled to one vote per share on all matters submitted to a vote of the holders of our common stock. Holders of common stock do not have cumulative voting rights.

Preemptive Rights

The holders of our common stock have no preemptive rights to purchase additional shares of common stock or any other of our securities.

Liquidation Rights

In the event that we are liquidated, after payment of our debts and liabilities, the holders of our common stock are entitled to share equally in the balance of our remaining assets, if any.

Transfer Agent and Registrar

Computershare Trust Company, N.A. serves as the transfer agent and registrar of our common stock.

Staggered Board of Directors

Our Articles of Incorporation, as amended, and our Amended and Restated By-Laws provide for a Board of Directors of between nine and fifteen directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of directors is elected for a term of three years. We currently have eleven directors.

Our staggered Board of Directors may delay, deter or prevent a tender offer or takeover attempt that a holder of shares of our common stock might consider is in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares of our common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “UTL.”

PLAN OF DISTRIBUTION

We may sell our common stock to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of our common stock may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of our common stock and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of our common stock by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase our offered common stock will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such common stock, if any is purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Pursuant to a requirement by the Financial Industry Regulatory Authority (the “FINRA”), the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We may authorize underwriters, dealers or other persons acting as agents for us to solicit offers by certain institutions to purchase our common stock from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered common stock shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

In connection with the offering of our common stock, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such common stock.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

The validity of the shares of common stock to be sold under this prospectus will be passed upon for us by Gary Epler, our Chief Regulatory Counsel. As of April 5, 2012, Mr. Epler beneficially owned approximately 5,609 shares of our common stock. Certain legal matters with respect to the shares of common stock will be passed upon for any underwriters, dealers or agents, by their own counsel.

EXPERTS

The financial statements of Unitil Corporation as of December 31, 2011 and 2010, and for each of the two years in the period ended December 31, 2011, included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the report of McGladrey & Pullen, LLP, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Unitil Corporation for the year ended December 31, 2009 included in our Annual Report on Form 10-K for the year ended December 31, 2011 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Caturano and Company, P.C. (whose name has since been changed to Caturano and Company, Inc.), independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

2,400,000 Shares

Common Stock

PROSPECTUS

SUPPLEMENT

Book-Running Manager

RBC CAPITAL MARKETS

Senior Co-managers

BAIRD	JANNEY MONTGOMERY SCOTT

Co-Manager

BREAN MURRAY, CARRET & CO.

May 10, 2012